FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

GIRALDA ADVISORS, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of December 8, 2015, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Giralda Advisors, LLC, a Delaware limited liability company (the “Adviser”) located at One Giralda Farms, Suite 130, Madison, NJ 07940.

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreement dated as of December 10, 2013 (the “Agreement”);

WHEREAS, the Agreement continue in effect with respect to the Giralda Risk Managed Growth Fund (the “Fund”,) from year to year; provided, such continuance is approved at least annually before May 27th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before March 15th each year, beginning in 2016.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/ Andrew Rogers______________

Name: Andrew Rogers

Title: President

GIRALDA ADVISORS, LLC

By: _/s/ Jerry Miccolus_________________

Name: Jerry Miccolus

Title: President